Exhibit 99.1

CARMIKE CINEMAS ANNOUNCES RETIREMENT OF ANTHONY J. RHEAD

COLUMBUS, GA – June 21, 2007 — Carmike Cinemas, Inc. (NASDAQ: CKEC) today announced that Anthony J. Rhead, Carmike’s Senior Vice President — Entertainment and Digital, has retired. Mr. Rhead, who turned 66 years old this year and has been with Carmike since June 1981, will provide consulting services to Carmike through December 31, 2007. Mr. Rhead’s responsibilities will be assumed by Fred W. Van Noy, Carmike’s Senior Vice President and Chief Operating Officer.

“Carmike has been fortunate to include Tony Rhead as an important member of the Carmike family for 26 years,” said Michael W. Patrick, President, Chief Executive Officer and Chairman of the Board of Directors. “During his time with Carmike, we have witnessed significant change within our industry. Most recently Tony played an integral role in our conversion to digital exhibition and entertainment which is now largely complete. We thank Tony for his dedicated service and all of his many contributions to Carmike and we wish him the very best in his well-deserved retirement.”

About Carmike Cinemas

Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 283 theatres and 2,427 screens in 37 states, as of March 31, 2007. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

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